Exhibit 10.6

option GRANT AGREEMENT

under the

UNITED BANCSHARES, INC.

2018 STOCK OPTION PLAN

This Agreement, dated this ___ day of ____, 20__, (the “Grant Date”) by and between United Bancshares, Inc., an Ohio corporation, (the “Company”) and [employee] (herein the “Eligible Person”).

1.

Grant of Option. Subject to the provisions of the United Bancshares, Inc. 2016 Stock Option Plan (the “Plan”), which is incorporated herein by reference, Options (the “Options”) for a total of ______ (____) Shares, are hereby granted to the Eligible Person.

2.

Option Price. The Fair Market Value of one Share on the date of this Agreement is ____ dollars and ____ cents ($____). The Option price for the Options granted under paragraph 1 shall be equal to the Fair Market Value described in the preceding sentence.

3.	Terms and Conditions.

a.

Employee Status and Vesting. Provided the Eligible Person is an employee of the Company on such dates, a portion of the Options granted herein shall vest and be exercisable on each anniversary of the Grant Date, as follows:

Years after the Grant Date	Vested Percentage

1 year	33.33%
2 years	33.33%
3 years	33.34%

b.	Expiration Date. Any Options which are vested and not exercised within 10 years from the date of the grant or _______, 20__ shall be deemed expired and no longer exercisable by the Eligible Person.

c.

Change of Control. Notwithstanding the provisions of subparagraph a, during the period beginning three months prior to the effective date of any Change of Control and ending on the first anniversary of such a Change of Control, one hundred percent (100%) of the Options granted herein which have then been outstanding hereunder for at least six months and which remain outstanding hereunder shall vest and be exercisable by the Eligible Person in the event that: (i) the Company Terminates Employment of the Eligible Person involuntarily for any reason other than Cause, or (ii) the Eligible Person Terminates Employment voluntarily for any Good Reason.

d.	Employment Status. The Eligible Person is an employee of the Company as of the date of this Agreement.

4.

Non-Solicitation of Customers and Employees. Employee covenants and agrees that, during Employee’s employment and for a period of one (1) year after the voluntary or involuntary termination of Employee’s employment with the Company, for any reason, or for no reason (the “Restricted Period”):

a.

Employee shall not directly or indirectly solicit or seek business from any person or entity which is a customer of the Company or actively-sought prospective customer of the Company during Employee’s employment (“respective customers”). Employee further agrees that Employee shall not induce, or assist others to induce, any customer of the Company to terminate its association with the Company, or cease to do business in whole or in part with the Company, or do anything, directly or indirectly, to interfere with the business relationship between the Company and any of its respective customers.

b.	Employee also covenants and agrees that, during the Restricted Period, Employee shall not solicit or encourage, directly or indirectly, then-current employees of the Company to terminate their employment with the Company, nor shall Employee hire, solicit, or encourage, directly or indirectly, then-current employees of the Company to become employed by, or perform services for, a person or entity engaged in a business which provides services competitive to the Company. Employee further agrees that Employee shall not induce, or assist others to induce, any employee, agent, representative or other person associated with the Company to terminate his or her association or business relationship with the Company during the Restricted Period.

5.

Payments. Payment of the Option price upon exercise of any Option granted hereunder shall be made in accordance with the terms of the Plan in cash (or in such other manner permitted under the Plan and approved by the Committee).

6.

Exercise Notice. The Eligible Person, or other person who may be entitled to exercise the Option, may serve notice to the Company of his intention to voluntarily exercise any Option which has become vested. This notice shall be in writing, in a format acceptable to the Company, shall specify the proposed exercise date, the number of Options which are to be exercised, and shall identify such Options by date of the grant.

7.

Expiration Date. This Agreement shall be effective as of the date first set forth above. The Options granted under this Agreement shall expire on the earlier of: (i) the date after which the Options may no longer be exercised under the terms of the Plan, or (ii) the expiration date specified in paragraph 3, subparagraph (b) of this Agreement.

8.

Eligible Person Bound by Plan. The Eligible Person hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Eligible Person hereby accepts the Options granted herein and the Shares received upon exercise thereof subject to all the terms and provisions of the Plan. The Eligible Person hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee upon any questions arising under the Plan. As a condition to the issuance of Shares under these Options, the Eligible Person agrees to remit to the Company at the time of any exercise of the Options any taxes required to be withheld by the Company under Federal, State, or local law as a result of the exercise of the Options. Capitalized terms not defined in this Agreement shall have the same meaning set forth in the Plan.

9.

Notices. Any notice hereunder to the Company shall be addressed to it at its office at 105 Progressive Drive, Columbus Grove, Ohio, 45830. Any notice hereunder to the Eligible Person shall be addressed to him at the address set forth below, subject to the right of either party to designate some other address.

10.

Limitations. The Options granted hereunder may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable Federal or State securities or other law or applicable regulation.

11.	Miscellaneous.

a.	The Eligible Person hereby agrees that this agreement shall be governed by the laws of the State of Ohio, without regard to such state’s conflict of law rules.

b.

The Eligible Person hereby agrees that if any provision of this shall be deemed unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and that the Eligible Person shall abide by those remaining provisions with the full intent of honoring the spirit of this Agreement, as if this Agreement was still fully intact.

THE COMPANY

United Bancshares, Inc.

By:

Title:

ELIGIBLE PERSON

Signature: ________________________________

Address: _________________________________

_________________________________________

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